Vista International Technologies. Inc. 10-Q

Exhibit 10.4
CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of the 1st day of January, 2011, by and between Vista International Technologies, Inc., a corporation incorporated and existing under the laws of the State of Delaware, having its principal place of business located at 88 Inverness Circle East, Suite N-103, Englewood, Colorado 80112, (hereinafter referred to as “Vista”), and Mustang Consulting, LLC, a limited liability company organized and existing under the laws of the state of Texas, having its principal place of business located at 5527 Sterling Brook, Houston, Texas 77041, (hereinafter referred to as “Mustang”; each of Vista and Mustang hereinafter is referred to individually as a “Party” and collectively as the “Parties”).

RECITALS

A.	Vista is engaged in the development of thermal gasification technology.

B.	Vista is engaged in the development, management, ownership and operation of tire recycling and clean, renewable energy projects (collectively, the “Business”).

C.	Mustang has commercial and technical expertise in both gasification technology and the Business.

D.
Vista wishes to take advantage of Mustang’s expertise in the Business by having Mustang support Vista’s efforts to advance its gasification technology and Business activities, subject to and in accordance with the provisions of this Agreement.

E.
In the course of the discussions relating to the Business, each Party will have access to (a) Confidential Information (hereinafter defined) and (b) key employees and other agents or representatives (the “Personnel”) of the other Party.

F.
As a condition precedent to the granting of such access, each Party requires the other Party to execute this Agreement, pursuant to which (a) each Party’s Confidential Information will be protected and (b) each Party shall agree, among other things, not to induce any of the other Party’s Personnel to leave employment or otherwise terminate their association with such Party.

NOW THEREFORE, in consideration of the agreements set forth below, the receipt, adequacy and sufficiency of which hereby are acknowledged, the Parties agree as follows:

1.	SERVICES, STATUS AND COMPENSATION

1.1	Services

Mustang hereby agrees to perform for Vista the Services more fully described in SCHEDULE 1.1 attached hereto.  Upon receipt of a written request for specific tasks to implement the Services included in SCHEDULE 1.1, Mustang shall prepare, at no cost to Vista, a statement of work activities, in reasonable detail, required to complete the specific tasks and/or Services. This statement shall include an estimate of the man-hours, costs and expenses which are necessary and will reasonably be incurred by Mustang to timely complete such tasks and/or Services.

If at any time after the initiation of the Services requested by Vista, Mustang has expended 75% of the man-hours and/or costs and expenses estimated by Mustang to accomplish the Services, and more than 25% of the work activities required to complete the specific tasks and/or Services described on Schedule 1.1 have yet to be performed, Mustang shall promptly notify Vista.

Vista will have the choice to either a) order the cessation of the work on the requested tasks and/or Services, b) authorize Mustang to complete the requested Services, or c) mutually agree to a revised scope and budget. Mustang will invoice Vista for all man-hours, costs and expenses actually provided in the performance of the requested tasks and/or Services.

CONSULTING AGREEMENT

1.2	Status

Vista hereby acknowledges that (i) Mustang is performing the Services for Vista only for the purposes and to the extent set forth in this Agreement and (ii) Mustang's relationship to Vista shall, during the term of this Agreement, be that of an independent contractor.  Nothing in this Agreement shall render Mustang an employee, partner, agent, joint venturer or principal with Vista for any purpose.  Mustang warrants that it is customarily engaged in an independent trade, occupation, profession, or business related to the Services performed under this Agreement.

1.3	Compensation

In consideration of the performance by Mustang of the Services, Vista agrees to pay Mustang the compensation set forth in SCHEDULE 1.3 attached hereto.

2.	CONFIDENTIALITY

2.1	Confidential Information

Each Party acknowledges that, during the term of this Agreement, such Party shall have access to the Confidential Information (defined below) of the other Party, and agrees, during the term of this Agreement and for a period of three (3) years after the termination of this Agreement, (a) not to use, reproduce, disseminate, reverse engineer or disclose any such Confidential Information except (i) to the extent the same comes into the public domain through no violation of the provisions of this SECTION 2.1, (ii) to those Personnel of the applicable Party who are required to have access to such Confidential Information in order to perform their respective employment or other obligations to or on behalf of the receiving Party in connection with the Services, provided each such person (A) is made aware of the confidential nature of such information and (B) agrees to be bound by the provisions of this SECTION 2.1, or (iii) if compelled by the order of a court of competent jurisdiction to disclose such Confidential Information and (b) that no Party obtains any ownership interest in any Confidential Information owned by the other Party solely by virtue of having access to such Confidential Information.

For purposes of this Agreement, the term “Confidential Information” includes any and all material of either Party, which such material relates, either directly or indirectly, to the Services, and any material created for either Party’s Personnel, in whatever form or format, and all of the results and proceeds thereof, in whatever stage of completion as may exist from time to time, including, without limitation, all rights of whatever kind and character, globally, in perpetuity, in any and all languages, of copyright, trademark, patent, production, manufacture, recordation, reproduction, transcription, broadcast and exhibition by any art, method or device, now known or hereafter devised, including without limitation, radio broadcasting, web streaming and internet, any other form of exhibition, whether the same consists of literary, mechanical or any other form or works, themes, ideas, compositions, creations or products, together with agreements with investors, proprietary information, technical data, trade secrets or know-how, research, product plans, products, services, customer or client lists, customers or clients of either Party, markets, software, developments, inventions, discoveries, improvements, processes, formulas, technology, designs, drawings, engineering, marketing, finances or other business information disclosed to a Party by the other Party, either directly or indirectly, in writing, orally or by drawings or observation of parts or practices or equipment, or any other proprietary material, data, information, instructions, technical or otherwise, owned or possessed by either Party.

Confidential Information may be in any form and may include any copies or reproductions thereof. Confidential Information does not include information: (a) in the public domain, (b) already known to a Party other than pursuant to the access obtained through the course of the discussions of the Project contemplated hereby, (c) created by the receiving Party independently of the disclosing Party’s data or materials or (d) that comes lawfully into the receiving Party’s possession from sources other than the disclosing Party, its Personnel, employees, agents, contractors or affiliates.

CONSULTING AGREEMENT

2.2	Non-Solicitation

During the term of this Agreement and for one year after the termination of this Agreement, neither Party shall, in any manner, solicit or induce any Personnel, employee or source of referrals or funding of the other Party to terminate or limit its existing relationships with the other Party.  For the avoidance of doubt, general advertisements for open job positions not specifically directed at a Party, its Affiliates or one or more of its employees shall not constitute a direct or indirect solicitation of an employee of the other Party.

2.3	Non-Disparagement

During the term of this Agreement and for one year after the termination of this Agreement, neither Party shall, in any capacity, communicate any message to any third party which disparages the other Party or any of their respective Personnel, or which injures or is calculated to injure the goodwill or reputation of any of such persons or any of the Confidential Information of such person.

2.4	Restrictive Covenant Sections

The Parties hereby agree that the covenants and restrictions set forth in each of SECTIONS 2.1, 2.2 and 2.3 above (the “Restrictive Covenant Sections”) (a) are reasonable with respect to their duration and proscription, (b) shall be construed as agreements which are independent of any other provisions of this Agreement and (c) shall survive the termination of this Agreement as set forth herein.

3.	TERM AND TERMINATION; EFFECT OF TERMINATION

3.1	Term.

The term of this Agreement shall be for one (1) year from the date first set forth above, unless sooner terminated by either Party, in writing, delivered to the other Party in accordance with SECTION 4.12 below.

3.2	Effect of Termination

Upon termination of this Agreement, all rights and duties of the parties hereunder shall cease, except Vista shall be obliged to pay, within thirty (30) days of the effective date of termination, all amounts then due and owing to Mustang for Services completed by Mustang prior to the termination date.

CONSULTING AGREEMENT

4.	GENERAL PROVISIONS

4.1	Complete Agreement

This Agreement constitutes the complete and exclusive agreement between the parties and supersedes all prior written and/or oral statements pertaining thereto.

4.2	No Waiver, Remedies Cumulative

No delay or failure on the part of either Party to exercise any right or remedy in this Agreement shall operate as a waiver of such right or remedy.  The rights and remedies of each Party hereunder are cumulative to and not exclusive of any other right or remedy either Party may have as a result of the breach of any of the provisions of this Agreement.

4.3	Governing Law; Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws and decisions of the State of New York, including the conflicts of laws provisions thereof, except to the extent that such conflict of laws provisions would require the laws of another state to apply.  The parties hereto hereby consent to the jurisdiction of the District Court for Suffolk County, New York for all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.  Each Party hereto irrevocably waives, to the extent permitted by law, any objection that it otherwise may have to claim that such proceeding has been brought in an inconvenient forum.

4.4	Injunctive Relief

The Parties acknowledge that any violation of the provisions of the Restrictive Covenant Sections will cause the other Party irreparable injury, the amount and nature of which cannot be reasonably or adequately compensated for in monetary damages.  Accordingly, either Party may enforce such provisions by seeking injunctive or other equitable relief in addition to any other remedies available at law.  The Party seeking such injunctive or other relief may do so without the necessity of posting a bond or other form of security.  If a court of competent jurisdiction declares any provision of the Restrictive Covenant Sections to be too broad to be specifically enforced, such provision shall be enforced to the maximum extent permitted by law.

4.5	Indemnity

Each Party hereby agrees to indemnify the other Party (each such Party in such capacity hereinafter referred to as an “Indemnitor”) and each of the affiliates of such other Party (collectively, the “Indemnified Parties”) and hold each such Indemnified Party harmless from any and all liabilities, losses, costs or expenses incurred by any of such Indemnified Parties in connection with any action, suit or proceeding brought against any of such Indemnified Parties which arise out of (a) the failure by either Party to comply with the provisions of this Agreement or (b) any claim by any third party that the use by any Indemnified Party of any intellectual property provided by the applicable Indemnitor or any affiliate of such Indemnitor infringes upon the rights of such third party.  The indemnification obligations of this SECTION 4.5 shall not apply to any claim, action, suit or proceeding between the Parties, relating to or arising out of a breach of this Agreement.

CONSULTING AGREEMENT

4.6	Amendments with Consent of Parties

Amendments may be made to this Agreement from time to time by the mutual agreement of the parties hereto.  All amendments shall be in writing and shall be executed by each of the parties hereto.

4.7	Severability of Provisions

Each provision of this Agreement shall be considered severable from the other provisions of this Agreement and if, for any reason, any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable under any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid, and the same shall remain in full force and effect.

4.8	Execution in Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original document, but all of which, taken together, shall be deemed to be one and the same agreement.  Photocopy, facsimile and electronic signatures shall carry the same force and effect as an original signature.

4.9	Binding Effect

This Agreement shall be binding upon each of the parties hereto, together with their respective successors and assigns.

4.10	Attorneys’ Fees

In any court or other action brought by either Party to enforce or interpret any one or more of the provisions of this Agreement, the prevailing party, in addition to any other relief which such Party may be awarded, shall be reimbursed for its reasonable attorneys’ fees.

4.11	Affiliates

Each Party hereby agrees that such Party shall cause each of its respective affiliates and Personnel to comply with the restrictions set forth in this Agreement.

4.12	Notices

All notices pursuant to this Agreement shall be (a) in writing, which includes email and facsimile, (b) sent to the applicable Party at the address set forth below the signature of such Party and (c) deemed received on the date sent, provided the sender has confirmation of receipt of any facsimile or email and all mail deliveries include pre-paid postage.

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CONSULTING AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date set forth above.

Vista International Technologies, Inc.

/s/ Bradley Ripps
Bradley Ripps CEO Notice Address: 88 Inverness Circle East, Suite N-103, Englewood, Colorado 8011 (303) 690-8300 (phone) (303) 468-8800 (efax) bripps@vvit.us

Mustang Consulting, LLC

/s/ Paul C. Marley II

Paul C. Marley II
President

Notice Address:
5527 Sterling Brook,
Houston, Texas 77041
(832) 685-4745 (phone)
(713) 937-0953 (fax)
Mustang.consulting@earthlink.net

With a Copy To:
Susan B. Schneider, Esq.
Foster Graham Milstein & Calisher, LLP
621 17th Street, 19th Floor
Denver, CO 80293
(303) 333-9810 (phone)
(303) 333-9786 (fax)
sschneider@fostergraham.com

CONSULTING AGREEMENT

SCHEDULE 1.1

SERVICES

The Services to be performed by Mustang may consist of any or all of the following:

Executive Management

Regulatory Reporting Support

Strategic Planning

Corporate Financing Strategy

Marketing Support

Financial Analysis

Accounting Support

Relationship Development

Relationship Management

Operations Management

Engineering Management and Services

Equipment Supply Contract Negotiations

EPC Contract Negotiation and Management

SCHEDULE 1.3

COMPENSATION

During the term of this Agreement and in consideration of the Services to be performed by Mustang, Vista shall pay to Mustang, within thirty (30) days after the end of each calendar month and receipt of the invoice set forth below, the sum of $140 per hour expended by Mustang in connection with the performance of the Services performed, provided, however, any time spent in-transit or for travel shall be billed at the rate of $70 per hour.  Reasonable out-of-pocket expenses included in the scope of work and actually incurred by Mustang also will be reimbursed by Vista on a monthly basis.  Immediately following the last day of each calendar month during the term of this Agreement, Mustang shall submit to Vista an invoice setting forth the total number of hours and a reasonably detailed description of the Services performed by Mustang during the foregoing month, together with an itemization of the out-of-pocket expenses actually incurred by Mustang in connection with the Services. If at any time Mustang has expended 75% of the man hours and/or costs and expenses estimated by Mustang to accomplish the Services, and more than 25% of the work activities required to complete the specific tasks and/or Services described on Schedule 1.1 have yet to be performed, then Mustang shall deliver to Vista the notice described more fully in Section 1.1 of the Agreement, and Mustang neither shall perform additional Services nor make additional expenditures unless and until the Parties have reached the agreement described in the second to last sentence of such Section 1.1.